                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 4)(1)

                             Meade Instruments Corp.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    583062104
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                    (f/k/a Morningside Value Investors, LLC)
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                            ------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 27, 2005
                               ------------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box /_/.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 13 Pages)

---------------
(1)         The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 2 of 13 Pages
------------------------                                   ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hummingbird Management, LLC
                               (f/k/a Morningside Value Investors, LLC)
                                        IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,778,608
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,778,608
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,778,608
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 3 of 13 Pages
------------------------                                   ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                             Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,801,608
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,801,608
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,801,608
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    14.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 4 of 13 Pages
------------------------                                   ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Hummingbird Capital, LLC
                                   (f/k/a Morningside Capital, LLC)
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,778,608
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,778,608
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,778,608
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 5 of 13 Pages
------------------------                                   ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   775,581
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               775,581
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    775,581
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    LP
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 6 of 13 Pages
------------------------                                   ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   804,798
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               804,798
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    804,798
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    LP
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 7 of 13 Pages
------------------------                                   ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Hummingbird Concentrated Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 /_/
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,198,229
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,198,229
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,198,229
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       /_/
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    LP
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 8 of 13 Pages
------------------------                                   ---------------------

            The following constitutes Amendment No. 4 ("Amendment No. 4") to the
Schedule 13D filed by the  undersigned  related to the common stock (the "Common
Stock") of Meade Instruments Corp., a Delaware corporation. This Amendment No. 4 amends the Schedule 13D as specifically set forth.

      Item 3 is hereby amended and restated to read as follows:

Item 3.     Source and Amount of Funds or Other Consideration.
            -------------------------------------------------

            As of the close of business on September 29, 2005,  Hummingbird  has caused  HVF,  Microcap  Fund  and  Concentrated  Fund  to  invest  approximately
$2,275,017, $2,367,230 and $3,640,480, respectively, in the Shares of the Issuer using their working  capital.  Mr. Sonkin has invested  $73,140 in the Shares of the Issuer from his personal accounts.

      Item 5(a) is hereby amended and restated to read as follows:

            (a) As investment  manager of HVF,  Microcap  Fund and  Concentrated
Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund and Concentrated  Fund, for purposes of Rule 13d-3  under the  Securities  Exchange  Act of 1934,  as amended  ("Rule
13d-3"),  and may be  deemed  to be the  beneficial  owner of  2,778,608  Shares representing  approximately 13.9% of the outstanding shares of the Issuer (based upon  20,003,855  shares  of Common  Stock  outstanding  as of June 30,  2005 as reported on Form 10-Q for the quarter ended May 31, 2005). Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

            Mr. Sonkin owns 23,000 Shares of the Issuer  personally,  and as the managing  member and control person of  Hummingbird,  may also be deemed to have the sole voting and investment  authority over the Shares  beneficially owned by
Hummingbird  and, for purposes of Rule 13d-3, may be deemed to be the beneficial owner of 2,778,608 Shares  representing  approximately  13.9% of the outstanding shares of the Issuer, (and together with the 23,000 Shares owned personally,  an
aggregate  of  2,801,608  Shares,   representing   approximately  14.0%  of  the
outstanding shares of the Issuer). Mr. Sonkin disclaims any beneficial ownership of the Shares  covered by this  Statement,  except by pecuniary  interest in the
23,000 Shares owned by him personally.

            HC,  as the  general  partner  of  each of HVF,  Microcap  Fund  and
Concentrated  Fund,  may be  deemed  to have  the  sole  voting  and  investment authority over the Shares owned by HVF, Microcap Fund and Concentrated Fund, for purposes  of Rule  13d-3,  and  may be  deemed  to be the  beneficial  owner  of
2,778,608 Shares  representing  approximately 13.9% of the outstanding shares of the Issuer. HC disclaims any beneficial  ownership of the Shares covered by this
Statement.

            HVF is the  beneficial  owner  of  775,581  Shares  or  3.9%  of the outstanding shares of the Issuer.

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 9 of 13 Pages
------------------------                                   ---------------------

            Microcap Fund is the  beneficial  owner of 804,798 Shares or 4.0% of the outstanding shares of the Issuer.

            Concentrated  Fund is the  beneficial  owner of 1,198,229  Shares or
6.0% of the outstanding shares of the Issuer.

     Item 5(c) is hereby amended to add the following:

            (c) Schedule A annexed hereto lists all  transactions  in the Shares by the Reporting  Persons during the past 60 days. All of such transactions were effected in the open market.

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 10 of 13 Pages
------------------------                                   ---------------------

                                   SIGNATURES
                                   ----------

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 30, 2005              HUMMINGBIRD MANAGEMENT, LLC
                                        (f/k/a Morningside Value Investors, LLC)

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member

                                        /s/ Paul D. Sonkin
                                        ----------------------------------------
                                        PAUL D. SONKIN

                                        HUMMINGBIRD VALUE FUND, L.P.

                                        By: Hummingbird Capital, LLC

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member

                                        HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                        By: Hummingbird Capital, LLC

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member

                                        HUMMINGBIRD CONCENTRATED FUND, L.P.

                                        By: Hummingbird Capital, LLC

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 11 of 13 Pages
------------------------                                   ---------------------

                                        HUMMINGBIRD CAPITAL, LLC
                                        (f/k/a Morningside Capital, LLC)

                                        By: /s/ Paul D. Sonkin
                                            ------------------------------------
                                           Paul D. Sonkin
                                           Managing Member

                                        /s/ Paul D. Sonkin
                                        ----------------------------------------
                                        PAUL D. SONKIN

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 12 of 13 Pages
------------------------                                   ---------------------

                                   SCHEDULE A
                                   ----------

               Transactions in the Shares During the Past 60 Days
               --------------------------------------------------

Shares of Common Stock             Price Per                     Date of
       Purchased                   Share ($)                    Purchase
       ---------                   ---------                    --------

                    HVF (transactions caused by Hummingbird)
                    ----------------------------------------
          500                      2.4190                       8/26/05
        1,500                      2.4100                       8/30/05
       33,333                      2.4600                       9/06/05
        3,333                      2.3600                       9/09/05
      166,666                      2.3520                       9/27/05

               Microcap Fund (transactions caused by Hummingbird)
               --------------------------------------------------
          500                      2.4190                       8/26/05
        1,500                      2.4100                       8/30/05
       33,333                      2.4600                       9/06/05
        3,333                      2.3600                       9/09/05
      166,667                      2.3520                       9/27/05

             Concentrated Fund (transactions caused by Hummingbird)
             ------------------------------------------------------
        4,500                      2.3930                       8/25/05
        1,531                      2.4190                       8/26/05
        2,000                      2.4100                       8/30/05
        4,730                      2.4100                       9/02/05
       33,334                      2.4600                       9/06/05
        3,334                      2.3600                       9/09/05
      216,667                      2.3540                       9/27/05

                           HUMMINGBIRD MANAGEMENT, LLC
                           ---------------------------
                                      None

                            HUMMINGBIRD CAPITAL, LLC
                            ------------------------
                                      None

------------------------                                   ---------------------
CUSIP No. 583062104                   13D                    Page 13 of 13 Pages
------------------------                                   ---------------------

                                 PAUL D. SONKIN
                                 --------------
                                      None